EXHIBIT 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.

1015 Third Avenue, Suite 1200

Seattle, Washington 98104

CONTACT:	R. Jordan Gates President and Chief Operating Officer (206) 674-3427	FOR IMMEDIATE RELEASE

EXPEDITORS’ DIRECTOR JAMES J. CASEY ANNOUNCES DECISION NOT TO STAND FOR RE-ELECTION

SEATTLE, WASHINGTON – June 13, 2008 –Expeditors International of Washington, Inc. (NASDAQ: EXPD), the global logistics company, today said that independent outside director James J. Casey has expressed his desire not to stand for re-election to the Company’s Board of Directors following the completion of his current term expected to end in May 2009. Mr. Casey also serves as the head of Expeditors’ Audit Committee. He has continuously served as a director since shortly before the Company went public in September of 1984. In addition to serving on Expeditors’ Board, prior to his retirement, Mr. Casey served in a series of executive positions with Control Data Corporation, General Mills, Eddie Bauer, Starbucks and Avia.

“Serving as a member of the Expeditors’ Board of Directors has been an interesting and rewarding experience. Those who are fortunate enough to observe its workings first-hand, understand that the Company’s accomplishments are deeply rooted in its unique culture. It really has to be personally experienced to be properly appreciated, and I’m grateful to have had this opportunity.” said Mr. Casey. In explaining the timing of this decision, he went on to say, “Next year will mark the conclusion of 25 years of service as a member of Expeditors’ Board of Directors. I’ve always strongly believed that the hallmark of a good leader is to understand when it is his or her ‘time to go’ and to properly contemplate and plan for the effect that departure will have on the organization they serve. Given where I am in my personal life, after consultation with my family and with management and other Board members, this seems to be the logical point to begin this transition.”

“James Casey is the longest-serving member of our Board. He has been with us since the days before we went public back in 1984. Jim’s always been a very stabilizing influence on our Board and, in typical Expeditors’ fashion, did not make this decision until he was confident in the ability of the Board of Directors to continue to function effectively without the experience he has gained through his long tenure. He has given us ample time and consideration to plan for his eventual departure.” said Peter J. Rose, Chairman and Chief Executive Officer. “We’ll miss Jim’s quiet, but firm and decisive demeanor. He was truly a ‘man for all seasons’ as the Company grappled with the challenges of a small company contemplating going public back in 1984 which progressed through the various stages of growth to become part of the Fortune 500 in 2007. As the role of the Board required different skills and abilities along the way, Jim was everything the Company needed him to be as those changing needs arose. He was tough when we needed to be resolute, he was quietly humorous when we needed encouragement and probably, most importantly, he was analytical, direct and clear thinking when it mattered most. Jim is a great leader and we look forward to our continued association, both during the time that he has left as an active Board member, and following his departure as well. There will be plenty of time to thank Jim over the next year, but we’d be remiss not to do so publicly with this announcement. Thank you Jim for being all you needed to be for the shareholders and for being all we needed you to be for the Company.” concluded Mr. Rose.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 179 full service offices and 69 satellite locations and 4 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system.

Forward-Looking Statements

This document contains a forward-looking statement which is based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in the forward looking statement depending on a variety of factors including but not limited to changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, or the unpredictable acts of competitors.

Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

Forward-Looking Statements

This document contains a forward-looking statement which is based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in the forward looking statement depending on a variety of factors including but not limited to changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, or the unpredictable acts of competitors.